Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS PROVIDES BUSINESS UPDATE

Preliminary FY22 Q2 revenue expected to increase over 27% year-over-year to $54.0 million; backlog increases to $146.9 million

LaFox, IL, December 7, 2021: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced preliminary results for its second quarter ended November 27, 2021, in conjunction with the Company’s presentation at the Sidoti & Company Winter Virtual Micro Cap Investor Conference.  The presentation is available at https://sidoti.zoom.us/webinar/register/WN_Bl7VpxicSvmvOgzuDJBaBQ or on the Company’s investor relations website at https://www.rell.com/investor-relations.

Preliminary Fiscal Year 2022 second quarter net sales are expected to be approximately $54.0 million, representing 27.3% growth compared to the prior year’s second quarter. Revenue increased across the Company’s three business units from the same period a year ago due to strong end-market demand and successful new product expansion initiatives. Backlog also increased during the quarter from $126.5 million at the end of the first quarter to $146.9 million at the end of the Company’s second quarter. Backlog increased in each business unit.

“The strong start to fiscal 2022 is encouraging. In fact, we have experienced six consecutive quarters of sequential revenue growth demonstrating strengthening demand trends across most of our global markets, and the benefits of our growth initiatives,” said Edward J. Richardson, Richardson Electronics’ Chief Executive Officer. “During the second quarter, we began shipping our patented ULTRA3000® Pitch Energy Module (PEM), an ultracapacitor-based plug and play replacement for batteries within GE wind turbine pitch systems. Sales to our semiconductor wafer fabrication equipment customers and demand for our power grid and microwave tubes were also strong.  In addition, Canvys had record quarterly sales during the fiscal 2022 second quarter and Richardson Healthcare sold more ALTA750 tubes than any prior quarter. We look forward to sharing our full financial results and providing an update on our outlook when we release second quarter results on January 5, 2022.”

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high value flat panel detector solutions, replacement parts, tubes and service training for diagnostic imaging equipment; and customized display solutions. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics, Ltd. common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 2, 2021, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.